Exhibit 4.87

SECOND REINSTATEMENT AND AMENDMENT TO ASSET PURCHASE AND SALE AGREEMENT

THIS SECOND REINSTATEMENT AND AMENDMENT TO ASSET PURCHASE AND SALE AGREEMENT (this **"Amendment"**) is made and entered into as of March 14, 2013 by and between NEWLEAD HOLDINGS, LTD, as Assignee "**Buyer**", and KETCHEN LAND COMPANY, INC.; KETCHEN DEVELOPMENT COMPANY, INC.; WESTBOURNE LANE ASSOCIATES, LLC; DAVIS CREEK ENERGY, LLC; PINE MOUNTAIN LAND COMPANY, INC.; and KETCHEN RESOURCES, LLC, collectively "**Seller**". Buyer and Seller may each be referred to as a **"Party"** or collectively as the **"Parties"**.

RECITALS:

WHEREAS, Predecessor Buyer, Cypress Camon Energy, LLC and Seller entered into that certain Asset Purchase and Sale Agreement dated as of April 27, 2012 (the **"Purchase Agreement")**, pursuant to which Buyer agreed to acquire from Seller, and Seller agreed to sell to Buyer **(the "Sale")**, the Assets (as defined in the Purchase Agreement) of Seller in accordance with the terms of the Purchase Agreement; and

WHEREAS, the Purchase Agreement expired, was terminated and was of no further force and effect by reason of the failure to have a Closing on or before May 25, 2012;

WHEREAS, Seller and Buyer desire and agree to reinstate and amend the Purchase Agreement to, among other things, modify the Purchase Price and the Payment of Purchase Price and establish a new Closing Date, all in accordance with the terms set forth in this Amendment;

WHEREAS, Cypress Camon Energy, LLC assigned its rights and obligations under the Purchase Agreement to Buyer, with approval of Seller; and

WHEREAS, Buyer and Seller wish to amend the Purchase Agreement to include a provision whereby the Buyer and its assignee, Elk Valley Investment, LLC ("EVI") can make a limited number lease payments to Seller, begin working on the Assets for the value of those lease payments and to have the lease payments count as partial payment toward full payment and closing on sale of the Assets;

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, the parties hereto, intending to be legally bound hereby, agree as follows:

1. Definitions. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Purchase Agreement.

2. Modification of Purchase Price. (a) Section 7.1 of the Purchase Agreement is hereby deleted in its entirety and is amended and restated as follows:

7.1 Purchase Price. The total amount to be paid by Buyer to Seller for the Assets and Assumed Liabilities shall be Fifty-Five Million Dollars ($55,000,000.00) less a credit for the Prepaid Items set forth at Exhibit F (recalculated as of the Closing Date), less any lease payments made from Buyer to Seller as described below in this paragraph, and less the Option

Fee referred to below (the **"Purchase Price"**). After application of these two (2) deductions, the Purchase Price at January 31, 2012 was calculated to be Fifty-Three Million Nine Thousand Two Hundred Sixty Three ($53,009,263.00). Seller will allow Buyer to lease the Asset under the terms of this paragraph and a lease agreement containing customary provisions for a coal/natural gas lease agreement including those set forth on the attached Exhibit A and to allow those lease payments to be applied dollar for dollar to reduce the amount of the Purchase Price, from the amounts due at Closing. Buyer shall be entitled under its lease to remove and sell any and all coal and natural gas, and Buyer shall pay the following lease payment: $450,000 by March 15, 2013; $450,000 by April 15, 2013; $450,000 by May 15, 2013; $3,183,333.33 by June 15, 2013; $3,183,333.33 by July 15, 2013; $3,183,333.33 by August 15, 2013; $3,183,333.33 by September 15, 2013; $3,183,333.33 by October 15, 2013; $3,183,333.33 by November 15, 2013, $3,183,333.33 by December 15, 2013; $3,183,333.33 by January 15, 2014; $3,183,333.33 by February 15, 2014. The parties agree that Buyer will take all reasonable steps to secure financing to close on the Asset as soon as possible and will set the Closing Date as soon as practicable following secure commitment of financing. If the Closing has not occurred by July 15, 2013, then the remaining Lease payments shall bear interest at the rate of 6% per annum, payable on the 15th day of each month, until the Closing occurs.

(b) Note. The obligation of NewLead and EVI to pay the deferred Purchase Price under Section 7.4(b) of the Reinstatement and Purchase Agreement shall be evidenced by Promissory Note to Ketchen Land Company, Inc.in the form of that attached hereto as Exhibit B, executed by NewLead and EVI as CoMakers.

(c) Payments. All payments of Purchase Price and Lease payments shall be made to Ketchen Land Company, Inc. as agent for the Sellers. Ketchen shall be responsible for allocation of the Purchase Price among the Sellers and neither NewLead nor EVI shall have any responsibility with respect to allocation of the Purchase Price among the Sellers.

3. Modification of Closing. Section 8.1 of the Purchase Agreement is **hereby deleted in** its entirety and is amended and restated as follows:

8.1 Closing. The Parties shall hold a closing (the **"Closing"**) as soon as possible, but in any case before the end of the first year following the first lease payment described above. The date of Closing is the **"Closing Date"**.

4. Deletion of Escrow. Section 12 of the Purchase Agreement is hereby deleted in its entirety and all other references to Escrow, Funds Held in Escrow, Escrowed Funds or an Escrow Agreement throughout the Purchase Agreement are hereby deleted.

5. Modification of Termination. Section 11.1(d) of the Purchase Agreement is hereby deleted in its entirety and is amended and restated as follows:

(d) this Agreement shall terminate and be of no further force and effect if for any reason the Closing does not occur on or before March 15, 2014 and in such event the Parties shall owe each other no obligation.

6. No Other Amendment. All other provisions of the Purchase Agreement not specifically referenced in this Amendment shall be reinstated in full force and effect. Provided, however. Buyer

acknowledges and agrees that various changes in the status of Seller's business, such as changes in the status of mining permits, have occurred since April 17, 2012.

7. Entire Agreement. The Purchase Agreement, as amended by this Amendment, constitutes the entire agreement among the parties with respect to the subject matter thereof and together supersede all prior agreements and understandings, whether oral or written, among the parties hereto with respect to the subject matter thereof.

8. Governing Law. This Amendment shall be governed and construed in accordance with the laws of the State of Tennessee without regard to or application of its conflict of laws rules.

9. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall, when executed, be deemed to be an original and all of which shall be deemed to be one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Reinstatement and Amendment to Asset Purchase Agreement as of the date first above written.

BUYER:

Newlead Holdings, Inc.
By: 03.14-2013

SELLER:

Ketchum Land Company, Inc.

Ketchum Development Company, Inc.

Welbourne Lane Associates, LLC

Davis Creek Energy, LLC

Pine Mountain Land Company, Inc.

EXHIBIT A

LEASE TERMS

- The Lease Term will end no later than February 15, 2014; no extensions or holding over shall be permitted.

- Lessee shall vacate the property immediately upon demand by Seller if any of the payments described in Section 7.1 (Section 2 of this Reinstatement) are not made on the date specified.

- Lease will not be recorded.

- Lease will be guaranteed by NewLead Holdings, Ltd.

- Tenant under the Lease and NewLead Holdings, Ltd. will agree to exclusive venue in Campbell & Scott Counties, TN for any dispute or other matters arising under the Lease and will agree to personal jurisdiction there.

- Upon default under the Lease, Lessee will assign to Seller all of its rights under Permits, Mining contracts and other mining assets on the Leased Property.

- Lease will be nonassignable.

- Membership Interests in Lessee will be pledged to Seller to secure obligations under the Lease.

- Bankruptcy remote provisions will be added to the Articles of Lessee.

- Seller will be informed on a weekly or more frequent basis of all mining plans and other developments on the Property.

- Seller will have the right to approve all permit applications, mining plans and reclamation plans, which approval shall not be unreasonably withheld.

EXHIBIT B

PROMISSORY NOTE

March 5, 2012 **[$25,000,000]**

FOR VALUE RECEIVED, NEWLEAD HOLDINGS, LTD. And ELK VALLEY INVESTMENT, LLC ("Payors") hereby promise to pay KETCHEN LAND COMPANY, INC., or order, ("Holder"), the principal amount of Twenty Three Million Nine Hundred Thousand, Two Hundred Sixty Three Dollars ($23,900,263).

1. *Payments.* The entire principal balance shall be paid in full on ________ , 2014 (the "Maturity Date"), without interest, provided, however, that in the event any amount of the principal is not paid on the Maturity Date interest shall be payable as set forth below.

Delinquent Payment/Cost. Any amount due hereunder not paid when due shall bear interest at a rate of 6% per annum, which shall commence to accrue on the Maturity Date and shall continue to accrue until paid in full. Payors shall reimburse Holder against all reasonable cost of collection, including reasonable attorney's fees in case of suit or collection by counsel, or litigation involving this debt reasonably requiring employment of counsel to protect or enforce any right or remedy of Holder, which amounts shall be added to the principal amount of this Note.

2. *Payment of Note.* All payments and prepayments of principal and interest on this Note shall be made to Holder or its order, in lawful money of the United States of America at Holder's offices or such other place as designated in writing by the Holder. The principal balance of this Note may be prepaid without penalty.

3. *Governing Law.* This Promissory Note is given pursuant to Asset Purchase and Sale Agreement entered into in Tennessee concerning Assets located in Tennessee, and is to be substantially performed in Tennessee. Accordingly, this Agreement shall be governed by the Laws of the State of Tennessee without regard, or application, of its conflict of laws rules. The venue for any litigation between the parties hereto shall be courts located in Campbell or Scott County, Tennessee and the parties hereto submit to the personal jurisdiction of such courts.

4. *Default and Waivers.* Failure by Holder to exercise any right hereunder shall not constitute a waiver of the right. Payors hereby waive presentment, demand, protest and notice of dishonor.

IN WITNESS WHEREOF, Payors have executed and delivered this Promissory Note under seal on March 5, 2013.

ELK VALLEY INVESTMENT LLC

By:______________________________

NEWLEAD HOLDINGS, LTD.